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The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

Exhibit 99.6

          SUBJECT TO COMPLETION, DATED                    , 20

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE RIGHTS
OFFERINGS]

PRELIMINARY PROSPECTUS SUPPLEMENT
(to Prospectus dated                , 20    )

Main Street Capital Corporation

[    •    ] Rights for [    •    ] Shares of Common Stock

Subscription rights for Shares of Common Stock

         We are offering        subscription rights, or the Rights, to our common stockholders to purchase additional shares of our common stock.

         We are a principal investment firm primarily focused on providing customized debt and equity financing to lower middle market ("LMM") companies and debt capital to middle market ("Middle Market") companies. Our LMM companies generally have annual revenues between $10 million and $150 million, and our LMM portfolio investments generally range in size from $5 million to $25 million. Our Middle Market investments are made in businesses that are generally larger in size than our LMM portfolio companies.

         The LMM securities in which we invest would be rated below investment grade if they were rated by rating agencies. Below investment grade securities, which are often referred to as "junk," have predominantly speculative characteristics with respect to the issuer's capacity to pay interest and repay principal. They may also be difficult to value and are illiquid.

         Our principal investment objective is to maximize our portfolio's total return by generating current income from our debt investments and capital appreciation from our equity and equity related investments, including warrants, convertible securities and other rights to acquire equity securities in a portfolio company.

         We are an internally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940.

         Our common stock is listed on the New York Stock Exchange under the symbol "MAIN." On                    , 20    , the last reported sale price of our common stock on the New York Stock Exchange was $        per share.

         Investing in our common stock through Rights is speculative and involves numerous risks, and you could lose your entire investment if any of the risks occur. For more information regarding these risks, please see "Risk Factors" beginning on page S-    of this prospectus supplement and on page     of the accompanying prospectus.

         Stockholders who do not exercise their Rights may, at the completion of this offering, own a smaller proportional interest in the Company than if they had exercised their Rights. As a result of this offering, you may experience dilution or accretion of the aggregate net asset value of your shares of common stock depending upon whether the net asset value per share of common stock is above or below the subscription price on the expiration date.

         Neither the Securities and Exchange Commission nor any state securities commission, nor any other regulatory body, has approved or disapproved of these common shares through Rights or determined if either this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor should know before investing in our common stock through Rights. Please read this prospectus supplement and the accompanying prospectus before investing and keep them for future reference. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. This information is available free of charge by contacting us at 1300 Post Oak Boulevard, Suite 800, Houston, Texas 77056 or by telephone at (713) 350-6000 or on our website at www.mainstcapital.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider that information to be part of this prospectus supplement or the accompanying prospectus. The SEC also maintains a website at www.sec.gov that contains such information.

	Per share	Total

Subscription price of Common Stock to stockholders exercising Rights(1)	$	$

Underwriting discount ( %)(2)	$	$

Proceeds, before expenses, to us(3)	$	$

(1)
Estimated on the basis of [describe means of computing subscription price].

(2)
In connection with this offering,[        ], the dealer managers for this offering will receive a fee for financial advisory, marketing and soliciting services equal to        % of the estimated subscription price per share for each share issued pursuant to the exercise of rights. We have also agreed to reimburse the dealer managers an aggregate of up to $        for their expenses incurred in connection with the offering.

(3)
Before deducting expenses payable by us related to this offering, estimated at $        , including an aggregate of up to $        to be paid to the dealer managers for their expenses incurred in connection with this offering.

The date of this prospectus supplement is                    , 20

Prospectus
[Insert table of contents from base prospectus]

i

 ABOUT THE PROSPECTUS

        This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock through Rights and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which provides more information about these may offer from time to time. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control.

        You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any shares of our common stock through Rights by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. The information contained in this prospectus supplement and the accompanying prospectus is complete and accurate only as of their respective dates, regardless of the time of their delivery or sale of our common stock through Rights. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information different from or additional to the information in that prospectus.

Forward-Looking Statements

        Information contained in this prospectus supplement and the accompanying prospectus may contain forward-looking statements, which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," or "continue" or the negative thereof or other variations thereon or comparable terminology. The matters described in the section titled "Risk Factors" in the accompanying prospectus and certain other factors noted throughout this prospectus supplement and the accompanying prospectus constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. We undertake no obligation to revise or update any forward-looking statements but advise you to consult any additional disclosures that we may make directly to you or through reports that we may file in the future with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We note that the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995 does not apply to statements made in this prospectus supplement or the accompanying prospectus.

ii

 PROSPECTUS SUMMARY

        This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. To understand the terms of the subscription rights offered hereby, you should read the entire prospectus supplement and the accompanying prospectus carefully. Together, these documents describe the specific terms of the subscription rights we are offering. You should carefully read the documents identified in the section titled "Available Information" in this prospectus supplement, as well as the sections titled "Selected Financial Data," "Interim Management's Discussion and Analysis of Financial Condition and Results of Operations," "Interim Financial Statements" and "Risk Factors" in the accompanying prospectus.

Organization

        Main Street Capital Corporation ("MSCC") was formed on March 9, 2007 for the purpose of (i) acquiring 100% of the equity interests of Main Street Mezzanine Fund, LP ("MSMF") and its general partner, Main Street Mezzanine Management, LLC ("MSMF GP"), (ii) acquiring 100% of the equity interests of Main Street Capital Partners, LLC (the "Investment Manager"), (iii) raising capital in an initial public offering, which was completed in October 2007 (the "IPO"), and (iv) thereafter operating as an internally managed business development company ("BDC") under the Investment Company Act of 1940, as amended (the "1940 Act"). MSMF is licensed as a Small Business Investment Company ("SBIC") by the United States Small Business Administration ("SBA") and the Investment Manager acts as MSMF's manager and investment adviser. Because the Investment Manager, which employs all of the executive officers and other employees of MSCC, is wholly owned by us, we do not pay any external investment advisory fees, but instead we incur the operating costs associated with employing investment and portfolio management professionals through the Investment Manager. The IPO and related transactions discussed above were consummated in October 2007 and are collectively termed the "Formation Transactions."

        On January 7, 2010, MSCC consummated transactions (the "Exchange Offer") to exchange 1,239,695 shares of its common stock for approximately 88% of the total dollar value of the limited partner interests in Main Street Capital II, LP ("MSC II" and, together with MSMF, the "Funds"). Pursuant to the terms of the Exchange Offer, 100% of the membership interests in the general partner of MSC II, Main Street Capital II GP, LLC ("MSC II GP"), were also transferred to MSCC for no consideration. MSC II commenced operations in January 2006, is an investment fund that operates as an SBIC and is also managed by the Investment Manager. During the first quarter of 2012, MSCC exchanged 229,634 shares of its common stock to acquire all of the remaining minority ownership in the total dollar value of the MSC II limited partnership interests, including approximately 5% owned by affiliates of MSCC (the "Final MSC II Exchange"). After the completion of the Final MSC II Exchange, MSCC owns 100% of MSC II. The Exchange Offer and related transactions, including the transfer of the MSC II GP interests and the Final MSC II Exchange, are collectively termed the "Exchange Offer Transactions."

        MSCC has elected to be treated for federal income tax purposes as a regulated investment company ("RIC") under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). As a result, MSCC generally will not pay corporate-level federal income taxes on any net ordinary income or capital gains that it distributes to its stockholders as dividends.

        MSCC has direct and indirect wholly owned subsidiaries that have elected to be taxable entities (the "Taxable Subsidiaries"). The primary purpose of these entities is to hold certain investments that generate "pass through" income for tax purposes. The Taxable Subsidiaries are each taxed at their normal corporate tax rates based on their taxable income.

        Unless otherwise noted or the context otherwise indicates, the terms "we," "us," "our" and "Main Street" refer to MSCC and its consolidated subsidiaries, which include the Funds and the Taxable Subsidiaries.

Overview

        We are a principal investment firm primarily focused on providing customized debt and equity financing to lower middle market ("LMM") companies and debt capital to middle market ("Middle Market") companies. Our portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. We seek to partner with entrepreneurs, business owners and management teams and generally provide "one stop" financing alternatives within our LMM portfolio. We invest primarily in secured debt investments, equity investments, warrants and other securities of LMM companies based in the United States and in secured debt investments of Middle Market companies generally headquartered in the United States. Our principal investment objective is to maximize our portfolio's total return by generating current income from our debt investments and capital appreciation from our equity and equity related investments, including warrants, convertible securities and other rights to acquire equity securities in a portfolio company. Our LMM companies generally have annual revenues between $10 million and $150 million, and our LMM portfolio investments generally range in size from $5 million to $25 million. Our Middle Market investments are made in businesses that are generally larger in size than our LMM portfolio companies and our Middle Market portfolio companies had weighted average annual revenues of $519 million as of June 30, 2012. Our other portfolio ("Other Portfolio") investments primarily consist of investments which are not consistent with the typical profiles for LMM and Middle Market portfolio investments, including investments which may be managed by third parties.

        We seek to fill the current financing gap for LMM businesses, which, historically, have had more limited access to financing from commercial banks and other traditional sources. The underserved nature of the lower middle market creates the opportunity for us to meet the financing needs of LMM companies while also negotiating favorable transaction terms and equity participations. Our ability to invest across a company's capital structure, from senior secured loans to equity securities, allows us to offer portfolio companies a comprehensive suite of financing solutions, or "one stop" financing. Providing customized, "one stop" financing solutions has become even more relevant to our LMM portfolio companies in the current investing environment. We generally seek to partner directly with entrepreneurs, management teams and business owners in making our investments. We believe that our LMM investment strategy has a lower correlation to the broader debt and equity markets.

        As of June 30, 2012, we had debt and equity investments in 54 LMM portfolio companies with an aggregate fair value of $423.6 million, with a total cost basis of approximately $340.8 million, and a weighted average annual effective yield on our LMM debt investments of approximately 15.0%. Approximately 78% of our total LMM portfolio investments at cost were in the form of debt investments and 95% of such debt investments at cost were secured by first priority liens on the assets of our LMM portfolio companies as of June 30, 2012. At June 30, 2012, we had equity ownership in approximately 91% of our LMM portfolio companies and the average fully diluted equity ownership in those portfolio companies was approximately 33%. As of December 31, 2011, we had debt and equity investments in 54 LMM portfolio companies with an aggregate fair value of $415.7 million with a total cost basis of approximately $349.0 million and a weighted average annual effective yield on our LMM debt investments of approximately 14.8%. The weighted average annual yields were computed using the effective interest rates for all debt investments as of June 30, 2012 and December 31, 2011, including amortization of deferred debt origination fees and accretion of original issue discount but excluding liquidation fees payable upon repayment and any debt investments on non-accrual status.

        In addition to our LMM investment strategy, we pursue investments in Middle Market companies. Our Middle Market portfolio investments primarily consist of direct or secondary purchases of interest-bearing debt securities in companies that are generally larger in size than the LMM companies included in our LMM portfolio. Our Middle Market portfolio debt investments are generally secured by either a first or second priority lien on the assets of the company and have an expected duration of between three and five years.

        As of June 30, 2012, we had Middle Market portfolio investments in 77 companies collectively totaling approximately $343.4 million in fair value with a total cost basis of approximately $341.8 million. The weighted average revenues for the 77 Middle Market portfolio company investments were approximately $519 million. Our Middle Market debt investments are primarily in the form of debt investments and 91% of such debt investments at cost were secured by first priority liens on portfolio company assets as of June 30, 2012. The weighted average annual effective yield on our Middle Market portfolio debt investments was approximately 8.7% as of June 30, 2012. As of December 31, 2011, we had Middle Market portfolio investments in 57 companies collectively totaling approximately $226.5 million in fair value with a total cost basis of approximately $228.9 million. The weighted average revenues for the 57 Middle Market portfolio company investments were approximately $473 million. The weighted average annual effective yield on our Middle Market portfolio debt investments was approximately 9.5% as of December 31, 2011. The weighted average annual yields were computed using the effective interest rates for all debt investments as of June 30, 2012 and December 31, 2011, including amortization of deferred debt origination fees and accretion of original issue discount but excluding liquidation fees payable upon repayment.

        As of June 30, 2012, we had Other Portfolio investments in 4 companies collectively totaling approximately $23.6 million in fair value and $23.4 million in cost basis. As of December 31, 2011, we had Other Portfolio investments in 3 companies collectively totaling approximately $14.1 million in both fair value and cost basis.

        Our portfolio investments are generally made through MSCC and the Funds. MSCC and the Funds share the same investment strategies and criteria, although they are subject to different regulatory regimes. An investor's return in MSCC will depend, in part, on the Funds' investment returns as MSMF and MSC II are both wholly owned subsidiaries of MSCC.

        The level of new portfolio investment activity will fluctuate from period to period based upon our view of the current economic fundamentals, our ability to identify new investment opportunities that meet our investment criteria, and our ability to consummate the identified opportunities. The level of new investment activity, and associated interest and fee income, will directly impact future investment income. In addition, the level of dividends paid by portfolio companies and the portion of our portfolio debt investments on non-accrual status will directly impact future investment income. While we intend to grow our portfolio and our investment income over the long-term, our growth and our operating results may be more limited during depressed economic periods. However, we intend to appropriately manage our cost structure and liquidity position based on applicable economic conditions and our investment outlook. The level of realized gains or losses and unrealized appreciation or depreciation will also fluctuate depending upon portfolio activity and the performance of our individual portfolio companies. The changes in realized gains and losses and unrealized appreciation or depreciation could have a material impact on our operating results.

        MSCC and its consolidated subsidiaries are internally managed by the Investment Manager, a wholly owned subsidiary of MSCC, which employs all of the executive officers and other employees of Main Street. Because the Investment Manager is wholly owned by MSCC, MSCC does not pay any external investment advisory fees, but instead incurs the operating costs associated with employing investment and portfolio management professionals through the Investment Manager. We believe that our internally managed structure provides us with a beneficial operating expense structure when compared to other publicly-traded and privately-held investment firms which are externally managed, and our internally managed structure allows us the opportunity to leverage our non-interest operating expenses as we grow our investment portfolio. For the three and six months ended June 30, 2012, the ratio of our total operating expenses, excluding interest expense, as a percentage of our quarterly average total assets was 1.9% and 2.0% respectively, on an annualized basis, compared to 2.3% and 2.4% respectively, on an annualized basis for the three and six months ended June 30, 2011 and 2.2% for the year ended December 31, 2011.

        In addition, during May of 2012, the Investment Manager executed an investment sub-advisory agreement with HMS Adviser, LP, which is the investment advisor to HMS Income Fund, Inc., a newly-formed BDC whose registration statement on Form N-2 was declared effective by the SEC on June 4, 2012, to provide certain investment advisory services to HMS Adviser, LP.

        You should be aware that investments in our portfolio companies carry a number of risks including, but not limited to, investing in companies which may have limited operating histories and financial resources and other risks common to investing in below investment grade debt and equity investments in private, smaller companies. Please see "Risk Factors—Risks Related to Our Investments" in the accompanying prospectus for a more complete discussion of the risks involved with investing in our portfolio companies.

        Our principal executive offices are located at 1300 Post Oak Boulevard, Suite 800, Houston, Texas 77056, and our telephone number is (713) 350-6000. We maintain a website at http://www.mainstcapital.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider that information to be part of this prospectus supplement or the accompanying prospectus.

Business Strategies

        Our principal investment objective is to maximize our portfolio's total return by generating current income from our debt investments and realizing capital appreciation from our equity and equity-related investments, including warrants, convertible securities and other rights to acquire equity securities in a portfolio company. We have adopted the following business strategies to achieve our investment objective. Please see "Business—Business Strategies" in the accompanying prospectus for a more complete discussion of our business strategies.

  •
  Delivering Customized Financing Solutions in the Lower Middle Market.  We offer to our LMM portfolio companies customized debt financing solutions with equity components that are tailored to the facts and circumstances of each situation.

  •
  Focusing on Established Companies.  We generally invest in companies with established market positions, experienced management teams and proven revenue streams.

  •
  Leveraging the Skills and Experience of Our Investment Team.  Our investment team has significant experience in lending to and investing in LMM and middle market companies.

  •
  Investing Across Multiple Companies, Industries, Regions and End Markets.  We seek to maintain a portfolio of investments that is appropriately balanced among various companies, industries, geographic regions and end markets.

  •
  Capitalizing on Strong Transaction Sourcing Network.  Our investment team seeks to leverage its extensive network of referral sources for portfolio company investments.

  •
  Benefiting from Lower, Fixed, Long-Term Cost of Capital.  The SBIC licenses held by the Funds have allowed them to issue SBA-guaranteed debentures. SBA-guaranteed debentures carry long-term fixed rates that are generally lower than rates on comparable bank and other debt.

Investment Criteria

        Our investment team has identified the following investment criteria that it believes are important in evaluating prospective portfolio companies. Our investment team uses these criteria in evaluating investment opportunities. However, not all of these criteria have been, or will be, met in connection with each of our investments. Please see "Business—Investment Criteria" in the accompanying prospectus for a more complete discussion of our investment criteria.

  •
  Proven Management Team with Meaningful Equity Stake.  We look for operationally-oriented management with direct industry experience and a successful track record. In addition, we expect the management team of each LMM portfolio company to have meaningful equity ownership in the portfolio company to better align our respective economic interests.

  •
  Established Companies with Positive Cash Flow.  We seek to invest in established companies with sound historical financial performance.

  •
  Defensible Competitive Advantages/Favorable Industry Position.  We primarily focus on companies having competitive advantages in their respective markets and/or operating in industries with barriers to entry, which may help to protect their market position and profitability.

  •
  Exit Alternatives.  We exit our debt investments primarily through the repayment of our investment from internally generated cash flow of the portfolio company and/or refinancing. In addition, we seek to invest in companies whose business models and expected future cash flows may provide alternate methods of repaying our investment, such as through a strategic acquisition by other industry participants or a recapitalization.

Recent Developments

        [To be provided]

SUMMARY OF THE TERMS OF THE RIGHTS OFFERING

Terms of the Offering	[To be provided.]
Amount Available for Primary Subscription	$[ ]
Title	Subscription Rights for Shares of Common Stock
Subscription Price	Rights may be exercised at a price of $ per Share of Common Stock (the "Subscription Price"). See "Description of the Rights Offering" below.
Record Date	Rights will be issued to holders of record of the Company's Common Stock on (the "Record Date"). See "Description of the Rights Offering" below.
Number of Rights Issued	Rights will be issued in respect of each Share of Common Stock of the Company outstanding on the Record Date. See "Description of the Rights Offering" below.

Number of Rights Required to Purchase One Share of Common Stock

A holder of Rights may purchase Shares of Common Stock of the Company for every          Rights exercised. The number of Rights to be issued to a shareholder on the Record Date will be rounded up to the nearest number of Rights evenly divisible by          . See "Description of the Rights Offering" below.

Over-Subscription Privilege	[To be provided.]
Transfer of Rights	[To be provided.]
Subscription Period

The Rights may be exercised at any time after issuance and prior to expiration of the Rights (the "Expiration Date") (the "Subscription Period"), which will be 5:00 PM Eastern Time on          . See "Description of the Rights Offering" below.

Offer Expenses	The expenses of the Offer are expected to be approximately $[ ]. See "Use of Proceeds" below.
Sale of Rights	[To be provided.]
Use of Proceeds

We estimate the net proceeds of the Offer to be approximately $ [        ]. This figure is based on the Subscription Price per share of $          , assumes all new Shares of Common Stock offered are sold and that the expenses related to the Offer estimated at approximately $[        ], are paid.

We intend to use the net proceeds from this offering to make investments in accordance with our investment objective and strategies described in this prospectus supplement and the accompanying prospectus, to make investments in marketable securities and idle funds investments, which may include investments in secured intermediate term bank debt, rated debt securities and other income producing investments, to pay our operating expenses and other cash obligations, and for general corporate purposes. See "Use of Proceeds" below.

Taxation

MSCC has elected to be treated for federal income tax purposes as a RIC under Subchapter M of the Code. Accordingly, we generally will not pay corporate-level federal income taxes on any net ordinary income or capital gains that we distribute to our stockholders as dividends. To maintain our RIC tax treatment, we must meet specified source-of-income and asset diversification requirements and distribute annually at least 90% of our net ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any.

Depending on the level of taxable income earned in a tax year, we may choose to carry forward taxable income in excess of current year distributions into the next tax year and pay a 4% excise tax on such income. Any such carryover taxable income must be distributed through a dividend declared prior to filing the final tax return related to the year which generated such taxable income. See "Material U.S. Federal Income Tax Considerations" in the accompanying prospectus.

Rights Agent	[To be provided.]
Risk Factors

See "Risk Factors" beginning on page    of this prospectus supplement and page    of the accompanying prospectus for a discussion of risks you should carefully consider before deciding to invest in shares of our common stock.

 FEES AND EXPENSES

        The following table is intended to assist you in understanding the costs and expenses that an investor in this offering will bear directly or indirectly. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus supplement contains a reference to fees or expenses paid by "you," "us" or "Main Street," or that "we" will pay fees or expenses, stockholders will indirectly bear such fees or expenses as investors in us.

Stockholder Transaction Expenses:
Sales load (as a percentage of offering price)		%(1)
Offering expenses (as a percentage of offering price)		%(2)
Dividend reinvestment plan expenses	—	(3)

Total stockholder transaction expenses (as a percentage of offering price)		%
Annual Expenses (as a percentage of net assets attributable to common stock):
Operating expenses		%(4)
Interest payments on borrowed funds		%(5)
Income tax expense		%(6)
Acquired fund fees and expenses		%(7)

Total annual expenses		%

(1)
The dealer manager fee with respect to the rights sold in this offering, which is a one-time fee, is the only sales load paid in connection with this offering.

(2)
The offering expenses of this offering borne by us are estimated to be approximately $            .

(3)
The expenses of administering our dividend reinvestment plan are included in operating expenses.

(4)
Operating expenses represent the estimated annual expenses of MSCC and its consolidated subsidiaries. Because the Investment Manager is wholly owned by MSCC, MSCC does not pay any external investment advisory fees, but instead incurs the operating costs associated with employing investment and portfolio management professionals through the Investment Manager.

(5)
Interest payments on borrowed funds represent our estimated annual interest payments on borrowed funds based on current debt levels as adjusted for projected increases (but not decreases) in debt levels over the next twelve months.

(6)
Income tax expense relates to the accrual of (a) deferred taxes on the net unrealized appreciation from portfolio investments held in Taxable Subsidiaries and (b) excise, state and other taxes. Deferred taxes are non-cash in nature and may vary significantly from period to period. We are required to include deferred taxes in calculating our annual expenses even though deferred taxes are not currently payable. Due to the variable nature of deferred tax expense, which is a large portion of the income tax expense, and the difficulty in providing an estimate for future periods, this income tax expense estimate is based upon the actual amount of income tax expense for the year ended December 31, 20    .

(7)
Acquired fund fees and expenses represent the estimated indirect expense incurred due to investments in other investment companies and private funds.

Example

        The following example is required by the SEC and demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in us. In calculating the following expense amounts, we assumed we would have no additional leverage and that our operating expenses would remain at the levels set forth in the table above.

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5.0% annual return	$	$	$	$

        The example and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses may be greater or less than those shown. While the example assumes, as required by the SEC, a 5.0% annual return, our performance will vary and may result in a return greater or less than 5.0%. In addition, while the example assumes reinvestment of all dividends at net asset value, participants in our dividend reinvestment plan will receive a number of shares of our common stock, determined by dividing the total dollar amount of the dividend payable to a participant by (i) the market price per share of our common stock at the close of trading on the dividend payment date in the event that we use newly issued shares to satisfy the share requirements of the dividend reinvestment plan or (ii) the average purchase price of all shares of common stock purchased by the administrator of the dividend reinvestment plan in the event that shares are purchased in the open market to satisfy the share requirements of the dividend reinvestment plan, which may be at, above or below net asset value. See "Dividend Reinvestment Plan" in the accompanying prospectus for additional information regarding our dividend reinvestment plan.

 RISK FACTORS

        [To be provided.]

USE OF PROCEEDS

        We estimate the net proceeds of the Rights Offering to be $            , based on the Subscription Price per share of $            , assuming all new shares of common stock offered are sold and that the expenses related to the Rights Offering, estimated at $            , are paid and after deduction of the underwriting discounts.

        We intend to use the net proceeds from this offering to make investments in accordance with our investment objective and strategies described in this prospectus supplement and the accompanying prospectus, to make investments in marketable securities and idle funds investments, which may include investments in secured intermediate term bank debt, rated debt securities and other income producing investments, to pay our operating expenses and other cash obligations, and for general corporate purposes. Our ability to achieve our investment objective may be limited to the extent that the net proceeds from an offering, pending full investment, are held in interest bearing deposits or other short-term instruments. See "Risk Factors." We may be unable to invest a significant portion of the net proceeds from an offering or from exiting an investment or other capital on acceptable terms, which could harm our financial condition and operating results in the accompanying prospectus.

 CAPITALIZATION

        [To be provided.]

DESCRIPTION OF THE RIGHTS OFFERING

        [To be provided.]

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        [To be provided]

LEGAL MATTERS

        Certain legal matters regarding the Rights offered hereby will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington D.C., and certain legal matters in connection with this offering will be passed upon for the underwriters by            .

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The consolidated financial statements, Schedule 12-14 and the schedule of Senior Securities of Main Street Capital Corporation, included in the accompanying prospectus have been so included in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports. Grant Thornton LLP's principal business address is 333 Clay Street, 2700 Three Allen Center, Houston, Texas 77002.

AVAILABLE INFORMATION

        We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to our Rights offered by this prospectus supplement. The registration statement contains additional information about us and our Rights being offered by this prospectus supplement.

        We file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Securities Exchange Act of 1934. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC's website at www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC's Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

Main Street Capital Corporation

[    •    ] Shares
Issuable Upon Exercise of Rights to
Subscribe to Such Common Stock

PROSPECTUS SUPPLEMENT

                        , 20

QuickLinks

  Exhibit 99.6
TABLE OF CONTENTS
ABOUT THE PROSPECTUS
PROSPECTUS SUMMARY
SUMMARY OF THE TERMS OF THE RIGHTS OFFERING
FEES AND EXPENSES
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
DESCRIPTION OF THE RIGHTS OFFERING
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
LEGAL MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AVAILABLE INFORMATION